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                                                                       EXHIBIT 2


                               IRREVOCABLE PROXY

     The undersigned stockholder of Hollywood Park, Inc., a Delaware corporation (the "Parent"), hereby irrevocably appoints Boomtown, Inc., a Delaware corporation (the "Company"), the attorney-in-fact and proxy of the undersigned, with full power of substitution, with respect to shares of Common Stock, $.10 par value per share, of Parent owned of record or beneficially by the undersigned (the "Shares") with respect to the matters specified below. Upon the execution hereof, all prior proxies given by the undersigned or its nominee with respect to the Shares are hereby revoked and no subsequent proxies will be given. This Proxy is irrevocable (to the extent permitted under Delaware law), and coupled with an interest and is granted in consideration of Parent and the Company entering into the Agreement and Plan of Merger dated as of April 23, 1996 among Parent, HP Acquisition, Inc. and the Company (the "Merger Agreement"). The attorney and proxy named above will be empowered at any time prior to the earliest of (i) the effectiveness of the Merger as defined in the Merger Agreement, (ii) notice from the Company that the Company elects to terminate this Proxy or (iii) the termination of the Voting Agreement dated as of April 23, 1996 between the Company and the undersigned in accordance with its terms, to exercise all voting and other rights to the extent specified in the succeeding paragraph. Upon the occurrence of the earliest of the foregoing events described in clauses (i), (ii), or (iii) above, this Proxy shall expire and be of no further force or effect.

     The attorney and proxy named above may only exercise this proxy to vote the Shares subject hereto at any annual, special or other meeting of the holders of capital stock of Parent and any adjournments thereof (including, without limitation, the power to execute and deliver written consents with respect to the Shares) in favor of approval of (x) the issuance of Parent Common Stock pursuant to (a) the Merger, (b) the Company stock options to be assumed by Parent in the Merger and (c) any warrants of the Company or other rights to acquire Company Common Stock which may become exercisable for shares of Parent Common Stock and (y) any matter that could reasonably be expected to facilitate the Merger, and against any proposal made in opposition to or which would prevent the consummation of the Merger, and may not exercise this Proxy on any other matters. The undersigned stockholder may vote the Shares on all other matters. The undersigned will, upon request, execute and deliver any additional documents deemed by the above-named attorney-in-fact and proxy to be necessary or desirable to effect the irrevocable proxy created hereby.

     Any obligation of the undersigned shall be binding upon the successors and assigns of the undersigned.


                    /s/ R.D. Hubbard
                    ----------------------------------------------
                    R.D. Hubbard
                    Shares of Parent Common Stock Owned: 2,119,840